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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Genzyme Corporation of our report dated February 8, 1995, except as to Note 11, which is as of July 25, 1994 relating to the financial statements of BioSurface Technology, Inc. as of December 31, 1992 and 1993 and for each of the three years in the period ended December 31, 1993, appearing on page
III-20 of Annex III to the Prospectus/Joint Proxy Statement included in Genzyme Corporation's Registration Statement on Form S-4 (No. 33-83346). We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE, LLP
-------------------------

Boston, Massachusetts
March 5, 1996